Exhibit 99.5
U.S. Treasury Department Office of Public Affairs
Embargoed Until, 11 a.m., (EDT), September 7, 2008
Contact Brookly McLaughlin, (202) 622-2920
Fact Sheet:
GSE Mortgage Backed Securities Purchase Program
Treasury announced a program today to help improve the availability of mortgage credit to American homebuyers and mitigate pressures on mortgage rates. To promote the stability of the mortgage market, Treasury will purchase Government Sponsored Enterprise (GSE) mortgage-backed securities (MBS) in the open market. By purchasing these guaranteed securities, Treasury seeks to broaden access to mortgage funding for current and prospective homeowners as well as to promote market stability.
Scope of Program. Treasury is committed to investing in agency MBS with the size and timing subject to the discretion of the Treasury Secretary. The scale of the program will be based on developments in the capital markets and housing markets.
•	Congress granted Treasury authority to purchase MBS in the Housing and Economic Recovery Act of 2008. The authority expires on December 31, 2009.

•	Treasury will begin later this month by investing in new GSE MBS, which are credit-guaranteed by the GSEs. Additional purchases will be made as deemed appropriate.

•	Treasury can hold this portfolio of MBS to maturity and, based on mortgage market conditions, Treasury may make adjustments to the portfolio.
Management. Treasury will designate independent asset managers as financial agents to undertake the purchase and management of a portfolio of GSE MBS on behalf of Treasury.
•	The portfolios will be managed with clear investment guidelines and investment objectives.

•	The primary objectives of this portfolio will be to promote market stability, ensure mortgage availability, and protect the taxpayer.
Risk. Treasury is committed to protecting taxpayers and will ensure that measures are in place to reduce the potential for investment loss.
•	Under most likely scenarios, taxpayers will benefit from this program — both indirectly through the increased availability and lower cost of mortgage financing, and directly through potential returns on Treasury’s portfolio of MBS.
Budget Implications. Given that Treasury can hold these securities to maturity, the spreads between Treasury’s cost of borrowing and GSE MBS indicate that there is no reason to expect taxpayer losses from this program, and it could produce gains.

•	Treasury financing of purchases of GSE MBS will be deemed as outlays and are subject to the statutory debt limit.

•	However, Treasury will be receiving an income producing asset (a portfolio of GSE MBS) in return for its invested funds.

•	Treasury will make available information on purchases through this program in the Monthly Treasury Statement (http://fms.treas.gov/mts/index.html).